UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2013

   EATON VANCE CORP.

 (Exact name of registrant as specified in its charter)

Maryland

1-8100

04-2718215

(State or other jurisdiction

(Commission File Number)

(IRS Employer Identification No.)

  of incorporation)

Two International Place, Boston, Massachusetts

02110

  (Address of principal executive offices)

 (Zip Code)

Registrant’s telephone number, including area code:  (617) 482-8260

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

INFORMATION INCLUDED IN THE REPORT

Item 3.02.

Unregistered Sales of Equity Securities.

In connection with the retirement of Mr. Duncan W. Richardson, as disclosed in Item 5.02 below and as previously announced in a Form 8-K filed by the Registrant on July 22, 2013, Mr. Richardson transferred all of his shares of voting common stock (the “Richardson Shares”) to four employees of the Registrant or its subsidiaries, who will become trustees under a voting trust (“Voting Trust”). In addition to the transfer of the Richardson Shares, on November 6, 2013, the Registrant issued and sold 11,142 shares of voting common stock (the “New Shares”) in a private transaction for aggregate cash consideration of $58,829.76 to one of these four employees. After giving effect to the transfers and issuance, each of the four employees acquired 13,927 shares of voting common stock.

The Registrant claims an exemption from registration under the Securities Act of 1933, as amended (“Act”), in reliance upon Section 4(a)(2) of the Act. The purchaser of the New Shares immediately deposited the New Shares in the Voting Trust and received voting trust receipts (“Receipts”) therefore. All of the shares of outstanding voting common stock of the Registrant have been deposited in the Voting Trust, and all of the 22 holders of such voting common stock are employees of the Registrant or its subsidiaries and are trustees under the Voting Trust. Under Article Seventh of the Registrant’s Articles of Incorporation, as amended, voting common stock may not be transferred without first being offered for sale to the Registrant at book value, and upon a Shareholder’s death or cessation as an employee of the Registrant or any of its subsidiaries, the voting common stock must be offered for sale to the Registrant at book value. The Receipts may not be transferred without the consent of a majority of the Voting Trust’s trustees, and upon a Receipt holder’s death or cessation as an employee of the Registrant or any of its subsidiaries, the voting common stock represented by his or her Receipts may be purchased by the Registrant at book value.

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On and effective October 31, 2013, Mr. Duncan W. Richardson retired as Director and Executive Vice President of the Registrant, but continued as an employee until November 4, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EATON VANCE CORP.

(Registrant)

Date:

November 6, 2013

/s/ Frederick S. Marius

Frederick S. Marius

Vice President & Chief Legal Officer